This filing pursuant to Rule 424(b)(5) is identical to the filing made on May 20, 1999 under CIK 0000894356 (Structured Products Corp.). We are making this filing, at the request of the SEC's staff, for the sole purpose of including an optional "serial" tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Securities. The Prospectus referred to herein is contained in the filing pursuant to Rule 424(b)(5) made on May 30, 2001 under CIK 0000894356 (Structured Products Corp.).

                                                Filed pursuant to Rule 424(b)(5)
                                              Registration File Number 333-57357

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 13, 1999)

                    STRUCTURED PRODUCTS CORP., THE DEPOSITOR
     4,000,000 CORPORATE-BACKED TRUST SECURITIES (CORTSsm) CERTIFICATES
                     (PRINCIPAL AMOUNT $25 PER CERTIFICATE)

                                    ISSUED BY

           CORTSsm TRUST FOR J.C. PENNEY DEBENTURES, THE TRUST

                                   RELATING TO

            J.C. PENNEY COMPANY, INC. 7 5/8 % DEBENTURES DUE 2097

                            ---------------------
- -----------------------
                             THE TRUST WILL ISSUE--
YOU    SHOULD    FULLY
CONSIDER THE RISK - A single class of Certificates, which will FACTORS ON PAGE S-6 represent interests in the Trust and will be paid
IN   THIS   PROSPECTUS     only from the assets of the Trust.
SUPPLEMENT   PRIOR  TO
INVESTING    IN    THE
CERTIFICATES.
                             THE TRUST WILL OWN--
                           -     $100,000,000  7  5/8%   Debentures  due  2097
No        governmental     issued  by  J.C.  Penney  Company,   Inc.  and  all
agency              or     future  payments of interest  and a single  payment
instrumentality    has     of principal  due on the  Debentures,  as described
insured or  guaranteed     in this Prospectus Supplement.
the   Certificates  or
the         underlying
Debentures.
                              THE CERTIFICATES WILL EVIDENCE--
                            -    the  right to  receive  semi-annual  interest
The Certificates  will     payments   on  the   principal   amount   of   your
represent    interests     Certificates  at an  interest  rate of  7 5/8%  per
in the Trust  only and     annum; and
will not  represent an
interest in or - the right to receive your pro rata amount of obligations of any a single payment of principal of $100,000,000 due
other party.               on  March  1,  2097 or on such  earlier  date  (and
                           together with any  applicable  redemption  premium)
                           as described in this Prospectus Supplement.
- -----------------------

The Certificates have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Certificates on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. See "Underwriting."
                            ---------------------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES
COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE OR COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   Per
                                               Certificate       Total
                                               ------------      ------

Public offering price......................        $25         $100,000,000
- ----------------------------------------------
Underwriting discount......................      $0.7875         $3,150,000
- ----------------------------------------------
Proceeds to Trust (before expenses)........      $24.2125       $96,850,000

The Underwriters expect to deliver your Certificates in book-entry form only through the Depository Trust Company on or about May 21, 1999.

SM "CorTS" is a service mark of Salomon Smith Barney Inc.

                            ---------------------

                  SALOMON SMITH BARNEY PAINEWEBBER INCORPORATED
                            ---------------------

            The date of this Prospectus Supplement is May 13, 1999

                         INFORMATION ABOUT CERTIFICATES

      We provide information to you about the Certificates in two separate documents that progressively provide more detail: (a) the accompanying Prospectus, which provides general information, some of which may not apply to the Certificates; and (b) this Prospectus Supplement, which describes the specific terms of your Certificates.

      You are urged to read both the Prospectus and this Prospectus Supplement in full to obtain material information concerning the Certificates. If the descriptions of the Certificates vary between this Prospectus Supplement and the Prospectus, you should rely on the information contained in this Prospectus Supplement.

      We include cross-references in this Prospectus Supplement and the Prospectus to captions in these materials where you can find further related discussions. The Table of Contents for this Prospectus Supplement and the Prospectus identify the pages where these sections are located.

      You can find a listing of the pages where capitalized terms used in this Prospectus Supplement and the accompanying Prospectus are defined under the caption "Index of Terms" beginning on page S-18 in this document and beginning on page 41 in the accompanying Prospectus.

      The Depositor has filed with the Securities and Exchange Commission a registration statement (of which this Prospectus Supplement and the accompanying Prospectus form a part) under the Securities Act of 1933, as amended, with respect to the Certificates. This Prospectus Supplement and the accompanying Prospectus do not contain all of the information contained in the registration statement. For further information regarding the documents referred to in this Prospectus Supplement and the Prospectus, you should refer to the registration statement and the exhibits thereto. The registration statement and such exhibits can be inspected and copied at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, John C. Kluczynski Federal Building, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained electronically through the Securities and Exchange Commission's internet web site (http://www.sec.gov).

      You should rely only on the information contained in this Prospectus Supplement or the Prospectus. Neither the Depositor nor the Underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Depositor nor the Underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement or the Prospectus is accurate as of the date on their respective front covers only.


                                   SUMMARY

      This summary highlights selected information from this Prospectus Supplement. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the Certificates, you should read carefully this Prospectus Supplement and the accompanying Prospectus in full.

     ESTABLISHMENT OF THE TRUST. Structured Products Corp., the Depositor, is establishing a Trust to be designated as CorTSsm Trust for J.C. Penney Debentures. The assets of the Trust will consist of the Underlying Debentures, which are $100,000,000 7 5/8% Debentures due 2097 issued by J.C. Penney Company, Inc., the Underlying Issuer, and payments of principal and interest made on the Underlying Debentures as discussed in more detail under "Description of the Certificates" herein.

     OFFERED SECURITIES The Trust will issue the Certificates in a single class.

     As holder of  Certificates,  you will  have the right to  receive  from the
Trust:

          - periodic payments of interest on the principal amount of your Certificates accruing from the closing date at a rate of 7 5/8% per annum, on each March 1 and September 1, commencing on September 1, 1999, until the principal amount of your Certificates is paid in full as described below; and

          - the pro rata share for your Certificates of a single payment of principal of $100,000,000. You will be expected to receive your pro rata share of the principal payment on March 1, 2097, the maturity date of the Underlying Debentures, or on such earlier date on which the Trust redeems your Certificates as described under "Description of the Certificates-Redemption of Certificates Upon Redemption of Underlying Debentures" herein.

          The Certificates are expected to trade flat. This means that any accrued and unpaid interest on the Certificates will be reflected in the trading price, and purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Certificates not included in the trading price.

     REDEMPTION OF THE CERTIFICATES. The Underlying Issuer has the right, at its option, to redeem the Underlying Debentures in whole at any time or in part from time to time, at an amount equal to the principal amount of the Underlying Debentures to be redeemed, plus a redemption premium (as described below), if any.
     If the Underlying Debentures are redeemed in whole, the Trust will redeem all Certificates, and if the Underlying Debentures are redeemed in part, the Trust will redeem an equal principal amount of Certificates selected by lot, in each case, for an amount at least equal to their principal amount. The amount, if any, by which the redemption price paid on the Underlying Debentures exceeds their principal amount is called the redemption premium. If the Underlying Issuer pays a redemption premium on the Underlying Debentures, you will receive a pro rata amount of such redemption premium corresponding to the principal amount of your Certificates being redeemed. See "Description of the Certificates--Redemption of Certificates Upon Redemption of Underlying Debentures" herein.

     The Underlying Issuer is not required to redeem the Underlying Debentures. Therefore, there can be no assurance that the Trust will repurchase your Certificates prior to March 1, 2097. Should the Trust redeem your Certificates prior to March 1, 2097, the Trustee will notify you by mail at least 15 days before such redemption date.

     UNDERLYING  DEBENTURES.  J.C.  Penney  Company,  Inc. 7 5/8% Debentures due
2097.
     TRUSTEE AND TRUST AGREEMENT. U.S. Bank Trust National Association will act as Trustee pursuant to a trust agreement dated as of the closing date. You may inspect the trust agreement at the office of the Trustee at 100 Wall Street, Suite 1600, New York, NY 10005.

     DENOMINATIONS. Each Certificate will have a principal amount of $25.

     REGISTRATION,   CLEARANCE  AND  SETTLEMENT.   Your   Certificates  will  be
registered in the name of Cede & Co., as the nominee of The Depository Trust Company.

     TAX CONSIDERATIONS. Orrick, Herrington & Sutcliffe LLP, counsel to the Depositor, is of the opinion that under existing law (1) the Trust will be a grantor trust and not a partnership or an association taxable as a corporation; and (2) your Certificates will represent beneficial interests in the Underlying Debentures. See "Certain Federal Income Tax Considerations" in the Prospectus.

     ERISA CONSIDERATIONS. An "employee benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended, or a "plan" subject to
Section 4975 of the Internal Revenue Code of 1986, contemplating the purchase of Certificates should consult with its counsel before making such a purchase. The fiduciary of such an employee benefit plan or plan and such legal advisors should consider whether the Certificates will satisfy all of the requirements of the "publicly-offered securities exception" described herein or the possible application of other "prohibited transaction exemptions" described herein. See "Certain ERISA Considerations" herein.


     LISTING. The Certificates have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Certificates on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. See "Underwriting" herein.

 RATINGS. It is a condition to issuance of the Certificates that they be rated identically to the Underlying Debentures by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services. As of the date of this prospectus supplement, the Underlying Debentures are rated "A3" and "A" by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, respectively. In January 1999, Standard & Poor's Ratings Services placed the rating of the Underlying Issuer on CreditWatch with negative implications. See "Risk Factors" herein.
                                  RISK FACTORS
You should  consider the following  factors in deciding  whether to purchase the
Certificates:

1. NO INVESTIGATION OF THE UNDERLYING DEBENTURES OR THE UNDERLYING ISSUER HAS BEEN MADE BY THE DEPOSITOR, UNDERWRITERS OR TRUSTEE. None of the Depositor, the Underwriters or the Trustee has made, or will make, any investigation of the business condition, financial or otherwise, of the Underlying Issuer, or verify any reports or information filed by the Underlying Issuer with the Securities and Exchange Commission or otherwise made available to the public. It is strongly recommended that prospective investors in the Certificates consider publicly available financial and other information regarding the Underlying Issuer. See "The Underlying Issuer," "Description of the Underlying Debentures," and "Appendix A-Description of Underlying Debentures" herein.

2. UNDERLYING ISSUER IS THE ONLY PAYMENT SOURCE. The payments made by the Underlying Issuer on the Underlying Debentures are the only source of payment for your Certificates. The Underlying Issuer is subject to laws permitting bankruptcy, moratorium, reorganization or other actions; should the Underlying Issuer experience financial difficulties, this could result in delays in payment, partial payment or non-payment of your Certificates. In the event of nonpayment on the Underlying Debentures by the Underlying Issuer, you will bear the risk of such nonpayment. See "Description of the Certificates--Recovery on Underlying Debentures Following Payment Default or Acceleration" herein.

3. RISK OF DOWNGRADE. In January 1999, Standard & Poor's Ratings Services placed the rating of the Underlying Issuer on CreditWatch with negative implications. A downgrade in the rating of the Underlying Debentures may have an adverse effect on the market prices of the Certificates.

4. CERTAIN PAYMENTS TO THE DEPOSITOR. On September 1, 1999 as payment of the balance of the purchase price for the Underlying Debentures, the Trustee will pay to the Depositor the amount of the interest accrued on the Underlying
Debentures from March 1, 1999 to but not including the closing date. In the event a payment default or acceleration on the Underlying Debentures occurs on or prior to September 1, 1999 and the Depositor is not paid such accrued interest on such date, the Depositor will have a claim for such accrued interest, and will share pro rata with holders of the Certificates to the extent of such claim in the proceeds from the recovery on the Underlying Debentures. See "Description of the Certificates--Recovery on Underlying Debentures Following Payment Default or Acceleration" herein.

                             FORMATION OF THE TRUST

      Structured Products Corp. (the "Depositor" or the "Company") will establish a Trust, to be designated as CorTSsm Trust For J.C. Penney Debentures (the "Trust") under New York law pursuant to the Trust Agreement dated as of the Closing Date (the "Trust Agreement"), as supplemented by the CorTSsm Supplement dated as of the Closing Date. The "Closing Date" means the date of initial delivery of the Certificates. The assets of the Trust will consist of $100,000,000 7 5/8% Debentures due 2097 (the "Underlying Debentures" or, as referred to in the Prospectus, the "Term Assets") issued by J.C. Penney Company, Inc. (the "Underlying Issuer" or, as referred to in the Prospectus, the "Term Assets Issuer") and payments of principal and interest made by the Underlying Issuer on the Underlying Debentures as discussed in more detail under "Description of the Certificates" herein. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Concurrently with the execution and delivery of the Trust Agreement, the Company will deposit with the Trustee the proceeds from the sale of the Certificates to the Underwriters, with instructions to use such funds for the specific purpose of purchasing the Underlying Debentures. The Trustee, on behalf of the Trust, will accept such funds, purchase the Underlying Debentures and deliver the Certificates to or upon the order of the Company. The Trustee will hold the Underlying Debentures for the benefit of the holders of the Certificates (the "Certificateholders").

                                 USE OF PROCEEDS

      The net proceeds to be received by the Company from the sale of the Certificates will be used to purchase the Underlying Debentures, which, after the purchase thereof, will be deposited by the Company with the Trust and will be the sole Deposited Assets (as defined in the Prospectus) of the Trust.

                              THE UNDERLYING ISSUER

      This Prospectus Supplement does not provide information with respect to the Underlying Issuer. No investigation has been made of the financial condition or creditworthiness of the Underlying Issuer or any of its subsidiaries in connection with the issuance of the Certificates. The Company is not an affiliate of the Underlying Issuer.

      The Underlying Issuer is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Underlying Issuer with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, John C. Kluczynski Federal Building, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be maintained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of the Underlying Issuer's securities are listed. THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS, THE UNDERLYING DEBENTURES PROSPECTUS AND THE UNDERLYING DEBENTURES REGISTRATION STATEMENT DESCRIBES THE MATERIAL TERMS OF THE UNDERLYING DEBENTURES. THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, (I) THE PROSPECTUS, (II) THE UNDERLYING DEBENTURES PROSPECTUS, AND (III) THE UNDERLYING DEBENTURES REGISTRATION STATEMENT OF WHICH SUCH UNDERLYING DEBENTURES PROSPECTUS IS A PART. NO REPRESENTATION IS MADE BY THE TRUST, THE TRUSTEE, THE UNDERWRITERS OR THE COMPANY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THE UNDERLYING DEBENTURES PROSPECTUS OR THE UNDERLYING DEBENTURES REGISTRATION STATEMENT.

                    DESCRIPTION OF THE UNDERLYING DEBENTURES
      The Underlying Debentures of the Trust will consist solely of $100,000,000 aggregate principal amount of J.C. Penney Company, Inc. 7 5/8% Debentures due March 1, 2097 issued by the Underlying Issuer, having the characteristics described in a Prospectus dated July 2, 1996 and a Prospectus Supplement dated February 20, 1997 (the "Underlying Debentures Prospectus"). The Underlying
Debentures were originally issued by the Underlying Issuer as part of an underwritten public offering of $500,000,000 aggregate principal amount of such securities, pursuant to a registration statement no. 333-06883 (together with all amendments and exhibits thereto, the "Underlying Debentures Registration Statement"), filed by the Underlying Issuer with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Distributions are required to be made on the Underlying Debentures (i) semiannually on the 1st of each March and September, commencing on September 1, 1999, or if such day is not a Business Day, on the next succeeding Business Day and (ii) a single payment of principal of $100,000,000 payable on March 1, 2097 (the "Maturity Date") or upon earlier redemption.

      This Prospectus Supplement sets forth material terms with respect to the Underlying Debentures, but does not provide detailed information with respect thereto. This Prospectus Supplement relates only to the Certificates offered hereby and is not an offering document for the Underlying Debentures. All disclosure contained herein with respect to the Underlying Debentures is derived from publicly available documents described above. The Underlying Issuer is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, the Underlying Issuer is obligated to file reports and other information with the Commission. Although the Company has no reason to believe the information concerning the Underlying Debentures or the Underlying Issuer set forth in the Underlying Debentures Prospectus or any report filed under the Exchange Act is not reliable, neither the Company nor any of the Underwriters has participated in the preparation of such documents, or made any due diligence inquiry with respect to the information provided therein. Neither the Company nor any of the Underwriters has verified the accuracy or completeness of such documents or reports. Information contained in such documents and reports is as of the date(s) stated therein, and comparable information, if given as of the date hereof, may be different. There can be no assurance that events affecting the Underlying Debentures or the Underlying Issuer have not occurred, which have not yet been publicly disclosed, which would affect the accuracy or completeness of the publicly available documents described above.

RATINGS

      The Underlying Debentures have been rated "A3" by Moody's Investors Service, Inc. ("Moody's") and "A" by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies ("S&P"). In January 1999, S&P placed the rating of the Underlying Issuer on CreditWatch with negative implications. Any rating of the Underlying Debentures is not a recommendation to purchase, hold or sell such Underlying Debentures or the Certificates, and there can be no assurance that a rating will remain for any given period of time or that a rating will not be revised or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant.

YEAR 2000

      Certain information technology ("IT") and non-IT systems (i.e. embedded technology such as microcontrollers) may utilize older computer programs that were written using two digits rather than four to define the applicable year. Consequently, such computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. These computer programs may fail to operate properly in the year 2000 and after if they are not modified or replaced to comply with year 2000 requirements.

      The Underlying Issuer may not timely conduct or complete a year 2000 assessment and there can be no assurance that the Underlying Issuer will make any necessary modifications or replacements of its IT or non-IT systems in time, if at all. Failure to do so could result in a disruption of operations of the Underlying Issuer, including, among other things, a temporary inability to process funds or engage in similar normal business practices. As a result, payments to Certificateholders may be interrupted or impaired.

THE UNDERWRITERS AND THE UNDERLYING ISSUER

      From time to time, Salomon Smith Barney Inc. and PaineWebber Incorporated (collectively, the "Underwriters") may be engaged by the Underlying Issuer as underwriters or placement agents, in an advisory capacity or in other business arrangements. In addition, the Underwriters or an affiliate of the Depositor may make a market in other outstanding securities of the Underlying Issuer.

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

      The Certificates will be issued pursuant to the terms of the Trust Agreement. The following summary as well as other pertinent information included elsewhere in this Prospectus Supplement and in the Prospectus describes material terms of the Certificates and the Trust Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Certificates and the Trust Agreement. The following summary supplements the description of the general terms and provisions of the Certificates of any given series and the related Trust Agreement set forth in the Prospectus, to which description reference is hereby made.

      The Certificates will be denominated and distributions with respect thereto will be payable in United States Dollars, which will be the "Specified Currency" as such term is defined in the Prospectus. The Certificates represent in the aggregate the entire beneficial ownership interest in the Trust. The property of the Trust will consist of (i) the Underlying Debentures and (ii) all payments on or collections in respect of the Underlying Debentures accrued on or after the Closing Date, together with any proceeds thereof. The property of the Trust will be held for the benefit of the holders of the Certificates by the Trustee. The Certificates represent a pro rata portion of the then-current aggregate principal balance of all outstanding Certificates and will equal the portion of the proceeds received from the Underlying Debentures that the holder of such Certificate is entitled to receive on March 1, 2097 or upon earlier redemption thereof.

      All distributions to Certificateholders will be made only from the property of the Trust as described herein. The Certificates do not represent an interest in or obligation of the Depositor, the Underlying Issuer, the Trustee, the Underwriters, or any affiliate if any thereof.

DISTRIBUTIONS

      Each Certificate evidences the right to receive, to the extent received on the Underlying Debentures, a semiannual distribution of interest on March 1 and September 1 of each year, commencing September 1, 1999, and a distribution of principal on March 1, 2097 or if any such day is not a Business day, the next succeeding Business Day or upon early redemption. For purposes of the foregoing, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed. In addition, the Certificates are entitled to the Redemption Premium, if any, payable by the Underlying Issuer upon a redemption of the Underlying Debentures by the Underlying Issuer.

REDEMPTION   OF   CERTIFICATES   UPON   REDEMPTION   OF  UNDERLYING
DEBENTURES

      The Underlying Debentures as originally issued are redeemable at any time, in whole or in part from time to time, on not less than 30 nor more than 60 days' notice, at the option of the Underlying Issuer. In addition, upon the occurrence of certain adverse tax events, the Underlying Issuer will have the right (i) to shorten the maturity of the Underlying Debentures to the extent required to cure the adverse consequences of such tax event, or (ii) under certain circumstances, within 90 days of the occurrence of such an event, to redeem the Underlying Debentures in whole (but not in part), on not less than 30 nor more than 60 days' notice. The redemption price for the Underlying Debentures will be equal to the par value of the Underlying Debentures to be redeemed plus accrued interest on the principal amount being redeemed, plus the Redemption Premium, if any.

      The holder of a Certificate which is redeemed will receive, on the redemption date, a payment equal to its pro rata share of the greater of (i) the par value of the Underlying Debentures to be redeemed and (ii) the sum of the present value of the remaining scheduled payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain benchmark interest rate plus 20 basis points (or, in the case of a redemption in connection with the occurrence of an adverse tax event, 40 basis points), together in either case with accrued interest on the principal amount being redeemed to the date of redemption. The amount, if any, by which the amount described in (ii) above exceeds the amount described in
(i) is referred to herein as "Redemption Premium."

      Upon receipt by the Trustee of a notice that all or a portion of the Underlying Debentures are to be redeemed, the Trustee will select by lot an equal principal amount of Certificates for redemption and establish the date such Certificates are to be redeemed. Notice of such redemption shall be given by the Trustee to the registered Certificateholders not less than 15 days prior to the redemption date by mail to each registered Certificateholder at such registered Certificateholder's last address on the register maintained by the Trustee, provided, however, that the Trustee shall not be required to give any notice of redemption prior to the third business day after the date it receives notice of such redemption.

ADDITIONAL UNDERLYING DEBENTURES AND CERTIFICATES

      From time to time hereafter, additional Underlying Debentures may be sold to the Trust, in which case additional Certificates will be issued in a principal amount equal to the principal amount of Underlying Debentures so sold to the Trustee. Any such additional Certificates issued will rank pari passu with the Certificates issued on the date hereof.

RECOVERY ON  UNDERLYING  DEBENTURES  FOLLOWING  PAYMENT  DEFAULT OR
ACCELERATION

      If a Payment Default or an Acceleration occurs, the Trustee will promptly give notice to The Depository Trust Company ("DTC") or, for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates thereof. Such notice shall set forth (i) the identity of the issue of Underlying Debentures, (ii) the date and nature of such Payment Default or Acceleration, (iii) the amount of the interest or principal in default, (iv) the Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

      In the event of a Payment Default or Acceleration, the Trustee is required to proceed against the Underlying Issuer on behalf of the Certificateholders to enforce the Underlying Debentures or otherwise to protect the interests of the Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided, that holders of Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Underlying Debentures, in each case, subject to the Trustee's receipt of satisfactory indemnity.

      A "Payment Default" means a default in the payment of any amount due on the Underlying Debentures after the same becomes due and payable (and the expiration of any applicable grace period on the Underlying Debentures). An "Acceleration" means the acceleration of the maturity of the Underlying
Debentures after the occurrence of any default on the Underlying Debentures other than a Payment Default.

      In the event that the Trustee receives money or other property in respect of the Underlying Debentures (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default or Acceleration on the Underlying Debentures (including from the sale thereof), the Trustee will promptly give notice as provided in the Trust Agreement to DTC, or for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice will state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Certificates then outstanding and unpaid, pro rata by principal amount (after deducting the costs incurred in connection therewith and subject to the provisions set forth under "Description of the Trust Agreement - Certain Payments to the Depositor" herein). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. Any such amounts received by the Trustee in excess of principal and accrued unpaid interest on the Certificates will be distributed to the Depositor. In-kind distribution of Underlying Debentures to Certificateholders will be deemed to reduce the principal amount of Certificates on a dollar-for-dollar basis. Following such in kind distribution, all Certificates will be cancelled. Other than as set forth under "Description of the Trust Agreement - Certain Payments to the Depositor", no amounts will be distributed to the Depositor in respect of the Underlying Debentures unless and until principal and accrued interest on the Certificates has been paid (or reduced by distributions in kind) in full.

      Interest and principal payments on the Underlying Debentures are payable solely by the Underlying Issuer. The Underlying Issuer is subject to laws permitting bankruptcy, liquidation, moratorium, reorganization or other actions which, in the event of financial difficulties of the Underlying Issuer, could result in delays in payment, partial payment or non-payment of the Certificates relating to the Underlying Debentures.

LISTING ON THE NEW YORK STOCK EXCHANGE

     The Certificates have been authorized for listing, upon official notice of issuance, with the New York Stock Exchange ("NYSE"). There can be no assurance that the Certificates, once listed, will continue to be eligible for trading on the NYSE.

FORM OF THE CERTIFICATES

      The Certificates will be delivered in registered form. The Certificates will be issued, maintained and transferred on the book-entry records of DTC and its Participants in minimum denominations of $25 and integral multiples thereof. Certificateholders will not receive physical certificates.

                       DESCRIPTION OF THE TRUST AGREEMENT

GENERAL

      The Certificates will be issued pursuant to the Trust Agreement, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. A Current Report on Form 8-K relating to the Certificates containing a copy of the CorTSsm Supplement to the Trust Agreement as executed will be filed by the Company with the Commission following the issuance and sale of the Certificates. The assets of the Trust created under the Trust Agreement will consist of (i) the Underlying Debentures and (ii) all payments on or collections in respect of the Underlying Debentures due after the Closing Date. Reference is made to the Prospectus for important information in addition to that set forth herein regarding the Trust, the terms and conditions of the Trust Agreement and the Certificates. The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to the detailed provisions contained in the form of Trust Agreement, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein.

AFFILIATE EXCHANGE RIGHT

      Any affiliate of the Depositor, but not the Depositor itself, will have the right, subject to the limitations contained in the Trust Agreement, on any date to tender to the Trustee Certificates of a specified principal amount and to receive in exchange Underlying Debentures equal to such principal amount.

CERTAIN PAYMENTS TO THE DEPOSITOR

      On September 1, 1999, as payment of the balance of the purchase price for the Underlying Debentures, the Trustee shall pay to the Depositor the amount of the interest accrued on the Underlying Debentures from March 1, 1999 to but not including the Closing Date. In the event the Depositor is not paid such accrued interest on such date, the Depositor shall have a claim for such accrued interest, and shall share pari passu with Certificateholders to the extent of such claim in the proceeds from the recovery on the Underlying Debentures.

THE TRUSTEE

      U.S. Bank Trust National Association, a national banking association, will act as Trustee for the Certificates and the Trust pursuant to the Trust Agreement. The Trustee's offices are located at 100 Wall Street, Suite 1600, New York, New York 10005 and its telephone number is (212) 361-2500.

      The Trust Agreement will provide that the Trustee and any director, officer, employee or agent thereof will be indemnified by the Trust and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Trust Agreement or the Certificates or the performance of the Trustee's duties under the Trust Agreement, other than any loss, liability or expense that (i) constitutes a specific liability of the Trustee under the Trust Agreement or (ii) was incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's duties under the Trust Agreement or as a result of a breach, or by reason of reckless disregard, of the Trustee's obligations and duties under the Trust Agreement.

      Pursuant to the Trust Agreement, as compensation for the performance of its duties under such agreement, the Trustee shall be entitled to payment of Trustee fees and reimbursement of expenses by the Company pursuant to a separate agreement with the Company, but shall not have any claim against the Trust with respect thereto.

EVENT OF DEFAULT

      There are no events of default with respect to the Certificates. If a Payment Default or Acceleration occurs (or other default with respect to the Underlying Debentures occurs), the Trustee will act upon the instruction of Certificateholders to recover amounts due on the Underlying Debentures and distribute the proceeds from such recovery (after deducting the costs incurred in connection therewith and subject to the provisions set forth above under "--Certain Payments to the Depositor") to the Certificateholders. See "Description of the Certificates--Recovery on Underlying Debentures Following Payment Default or Acceleration" herein.

VOTING RIGHTS

      The Certificateholders will have 100% of the total voting rights as specified in the Trust Agreement (the "Voting Rights"). All Voting Rights with respect to the Certificates will be allocated in proportion to the respective principal balances of the then-outstanding Certificates held by such Certificateholders on any date of determination.

      The required percentage of Voting Rights of those Certificates that are materially adversely affected by any modification or amendment of the Trust Agreement necessary to consent to such modification or amendment shall be greater than 50%.

VOTING OF UNDERLYING DEBENTURES

      The Trustee, as holder of the Underlying Debentures, has the right to vote and give consents and waivers in respect of such Underlying Debentures as permitted by the depositary with respect thereto and except as otherwise limited by the Trust Agreement. In the event that the Trustee receives a request from the Underlying Issuer for its consent to any amendment, modification or waiver of the Underlying Debentures or any document relating thereto, or receives any other solicitation for any action with respect to the Underlying Debentures, the

Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of such date. The Trustee shall request instructions from the Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Certificateholders thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary stated herein, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Underlying Debentures, including, without limitation, any demand to accelerate the Underlying Debentures or (ii) which would result in the exchange or substitution of any Underlying Debenture pursuant to a plan for the refunding or refinancing of such Underlying Debenture, except in each case with the unanimous consent of the Certificateholders and subject to the requirement that such vote or consent would not, based on an opinion of counsel, materially increase the risk that the Trust would fail to qualify as a grantor trust for federal income tax purposes. The Trustee shall have no liability for any failure to act resulting from Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

TERMINATION OF THE TRUST

      The Trust shall terminate upon (i) the payment in full at maturity or upon early redemption of the Certificates, (ii) the distribution of the proceeds received upon a recovery on the Underlying Debentures (after deducting the costs incurred in connection therewith) after a Payment Default or an Acceleration thereof (or other default with respect to the Underlying Debentures) or (iii) the distribution in kind of the Underlying Debentures upon the tender by an affiliate of the Depositor of 100% of the Certificates in exchange for 100% of the Underlying Debentures.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      Orrick, Herrington & Sutcliffe LLP, counsel to the Depositor, is of the opinion that under existing law (1) the Trust will be a grantor trust and not a partnership or an association taxable as a corporation; and (2) your Certificates will represent beneficial interests in the Underlying Debentures. See "Certain Federal Income Tax Considerations" in the Prospectus.

                          CERTAIN ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on (a) an employee benefit plan (as defined in Section 3(3) of ERISA), (b) a plan described in
Section 4975(e)(1) of the Code, including an individual retirement account ("IRA") or Keogh plan or (c) any entity whose underlying assets include plan assets by reason of a plan's investment in the entity (each, a "Plan").

      ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, I.E., "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code (collectively, "Parties in Interest"). Thus, a Plan fiduciary considering an investment in Certificates should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. The Underlying Issuer, the Underwriters, the Trustee and their respective affiliates may be Parties in Interest with respect to many Plans.

      If an investment in Certificates by a Plan were to result in the assets of the Trust being deemed to constitute "plan assets" of such Plan, certain aspects of such investment, including the operations of the Trust and the deemed extension of credit between the Underlying Issuer and the holder of a Certificate (as a result of the Underlying Debentures being deemed to be plan assets), as well as subsequent transactions involving the Trust or its assets, might constitute or result in prohibited transactions under Section 406 of ERISA and Section 4975 of the Code unless exemptive relief were available under an applicable exemption issued by the United States Department of Labor (the "DOL"). Neither ERISA nor the Code defines the term "plan assets." Under Section 2510.3-101 of the DOL regulations (the "Regulation"), a Plan's assets may include the assets of an entity if the Plan acquires an "equity interest" in such entity unless an exception applies under the Regulation. Thus, if a Plan acquires a Certificate, for certain purposes (including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code), the Plan would be considered to own an undivided interest in the underlying assets of the Trust unless such Certificate is a "publicly-offered security" or another exception applies under the Regulation.

      The Underwriters expect that the Certificates will satisfy the criteria for treatment as publicly-offered securities under the Regulation. A publicly-offered security is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another at the conclusion of the initial offering, and
(iii) either is (A) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (B) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

      The Underwriters will verify that there will be at least 100 separate purchasers (whom the Underwriters have no reason to believe are not independent of the Company or of one another) at the conclusion of the initial offering. There is no assurance that the 100 independent investor requirement of the "publicly-offered security" exception will, in fact, be satisfied.

      NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION THAT AN INVESTMENT IN THE CERTIFICATES WOULD MEET ANY OR ALL OF THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY, OR IS APPROPRIATE FOR, PLANS GENERALLY OR ANY PARTICULAR PLAN. ANY PLAN OR ANY OTHER ENTITY THE ASSETS OF WHICH ARE DEEMED TO BE "PLAN ASSETS," SUCH AS AN INSURANCE COMPANY INVESTING ASSETS OF ITS GENERAL ACCOUNT, PROPOSING TO ACQUIRE CERTIFICATES SHOULD CONSULT WITH ITS COUNSEL.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Underwriters named below and the Trust, the Trust will sell the Certificates to the Underwriters, and each of the Underwriters have agreed to purchase from the Trust the respective number of Certificates set forth opposite its name. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Certificates if any Certificates are purchased.

                                                     Number of
UNDERWRITERS                                        CERTIFICATES

PaineWebber Incorporated.......................     2,000,000
Salomon Smith Barney...........................     2,000,000
                                                    ---------
      Total....................................     4,000,000
                                                    =========


      The Trust has been advised by the Underwriters that they propose initially to offer the Certificates to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.50 per Certificate. The Underwriters may allow and such dealers may reallow a concession not in excess of $.25. After the initial public offering, the public offering price and the concessions may be changed.

      The Certificates are a new issue of securities with no established trading market. The Certificates have been approved for listing, subject to official notice of issuance, on the NYSE. Trading of the Certificates on the NYSE is expected to commence within the 30-day period after the initial delivery thereof. In order to meet one of the requirements for listing the Certificates on the NYSE, the Underwriters have undertaken to sell the Certificates to a minimum of 400 beneficial owners. The Underwriters have told the Depositor that it presently intends to make a market in the Certificates prior to commencement of trading on the NYSE, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Certificates. Any market making by the Underwriters may be discontinued at any time at the sole discretion of the Underwriters. No assurance can be given as to whether a trading market for the Certificates will develop or as to the liquidity of any trading market.

      The Certificates are expected to trade flat. This means that any accrued and unpaid interest on the Certificates will be reflected in the trading price, and purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Certificates not included in the trading price.

      Until the distribution of the Certificates is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Certificates. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Certificates. Possible transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Certificates.

      If the Underwriters create a short position in the Certificates in connection with this offering, that is, if they sell a greater aggregate principal amount of Certificates than is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Certificates in the open market. The Underwriters may also impose a penalty bid on certain selling group members. This means that if an Underwriter purchases Certificates in the open market to reduce its short position or to stabilize the price of the Certificates, it may reclaim the amount of the selling concession from the selling group members who sold those Certificates as part of the offering.

      In general, purchase of a security for the purposes of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a Certificate to the extent that it were to discourage resales of the Certificates.

      Neither the Depositor nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transaction described above might have on the price of the Certificates. In addition, neither the Depositor nor the Underwriters make any representation that the Underwriters will engage in such transactions. Such transactions, once commenced, may be discontinued without notice.

      The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Salomon Smith Barney Inc. is an affiliate of the Company, and the participation by Salomon Smith Barney Inc. in the offering of the Certificates complies with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

                                     RATINGS

      It is a condition to the establishment of the Trust and the issuance of the Certificates that the Certificates be rated identically to the Underlying Debentures by both Moody's and S&P. Moody's and S&P have rated the Underlying Debentures "A3" and "A" respectively.

      The ratings address the likelihood of the receipt by holders of the Certificates of payments required under the Trust Agreement, and are based primarily on the credit quality of the Underlying Debentures.

      In January 1999, S&P placed the ratings of the Underlying Issuer on CreditWatch with negative implications.

      A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by S&P and Moody's. Each security rating should be evaluated independently of any other security rating.

      The Company has not requested a rating on the Certificates by any rating agency other than the S&P and Moody's. However, there can be no assurance as to whether any other rating agency will rate the Certificates, or, if it does, what rating would be assigned by any such other rating agency. A rating on the Certificates by another rating agency, if assigned at all, may be lower than the ratings assigned to the Certificates by the S&P and Moody's.

                                 LEGAL OPINIONS

      Certain legal matters relating to the Certificates will be passed upon for the Company and for the Underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                 INDEX OF TERMS


Acceleration............................S-11
Business Day............................S-10
Certificateholders......................S-7
Closing Date............................S-6
Commission..............................S-7
Company.................................S-6
Depositor...............................S-6
DOL.....................................S-15
DTC.....................................S-11
ERISA...................................S-14
Exchange Act............................S-8
IRA.....................................S-14
IT...................................... S-9
Maturity Date...........................S-8
Moody's.................................S-8
NYSE....................................S-12
Parties in Interest.....................S-14
Payment Default.........................S-11
Plan....................................S-14
Redemption Premium......................S-10
Regulation..............................S-15
S&P.....................................S-8
Securities Act..........................S-8
Trust...................................S-6
Trust Agreement.........................S-6
Trust Indenture Act.....................S-7
Underlying Debentures...................S-6
Underlying Debentures Prospectus........S-8
Underlying Debentures Registration
Statement                               S-8
Underlying Issuer.......................S-6
Underwriters............................S-9
Underwriting Agreement..................S-15
Voting Rights...........................S-13

                                                         APPENDIX A

             DESCRIPTION OF THE UNDERLYING DEBENTURES

Issuer:                            J.C. Penney Company, Inc.

Underlying Debentures:             7 5/8% Debentures due March 1, 2097

Maturity Date:                     March 1, 2097

Original Principal Amount Issued:  $500,000,000

CUSIP No.:                         708160 BL9

Stated Interest Rate:              7 5/8% per annum

Interest Payment Dates:            March 1 and September 1

Redemption of
Underlying
Debentures;
Conditional Right
to Shorten
Maturity:

     Underlying Debentures are redeemable at the option of the Underlying Issuer at any notice. In addition, upon the occurrence of certain adverse time, in whole or in part from time to time on tax events, the Underlying Issuer will have the right (i) not less than 30 nor more than 60 days' to shorten the maturity of the Underlying Debentures to the extent required to cure the adverse consequences of such tax event, or (ii) under certain circumstances, within 90 days of the occurrence of such an event, to redeem the Underlying Debentures in whole (but not in part), on not less than 30 nor more than 60 days' notice. The redemption price will be equal to the greater of (i) 100% of the principal amount of the Underlying Debentures to be redeemed and (ii) the sum of the present value of the remaining scheduled payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain benchmark interest rate plus 20 basis points (or, in the case of a redemption in connection with the occurrence of an adverse tax event, 40 basis points), together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

Principal Amount
of Underlying
Debentures Deposited
Under Trust Agreement:         $100,000,000

      The above summary is qualified in its entirety by reference to the Underlying Debentures Prospectus. Neither the Depositor nor any of its
affiliates make any representation about the completeness, accuracy or timeliness of information in the Underlying Debentures Prospectus.

AVAILABLE INFORMATION

      The Underlying Issuer is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Underlying Issuer with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, John C. Kluczynski Federal Building, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be maintained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of the Underlying Issuer's securities are listed.

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